Exhibit 4.1

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED	€750,000,000

NUMBER R-1	ISIN: XS0215823369
Common Code: 021582336

BANK OF AMERICA CORPORATION

4% SENIOR NOTE, DUE 2015

BANK OF AMERICA CORPORATION, a Delaware corporation (herein called the “Corporation,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited or its registered assigns, the principal sum of SEVEN HUNDRED FIFTY MILLION EURO (€750,000,000) on March 23, 2015 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date). The Corporation will pay interest on such principal sum at the rate of 4% per annum, until payment of such principal sum has been made or duly provided for, annually in arrears on March 23 of each year (the “Interest Payment Date”). Interest shall be payable commencing on the first Interest Payment Date succeeding the original issue date of this Note, and shall be payable on each Interest Payment Date and at Maturity. The original issue date of this Note is March 23, 2005, and a Regular Record Date shall be the close of business on March 15 preceding the Interest Payment Date.

Interest on this Note will accrue from the original issue date of this Note until the principal amount is paid or duly provided for. Interest (including payments for partial periods) will be computed on the basis of the actual number of days in the interest period and the actual number of days in the calendar year. Interest payments will equal the amount of interest accrued from, and including, the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the original issue date of this Note, if no interest has been paid or duly provided for) to, but excluding, the Interest Payment Date or the Maturity Date, as the case may be. If the Maturity Date or an Interest Payment Date falls on a day which is not a Business Day, as defined below, principal of or interest payable with respect to such Maturity Date or Interest Payment Date will be paid on the succeeding Business Day with the same force and effect as if made on such Maturity Date or Interest Payment Date, as the case may be, and no additional interest shall accrue as a result of such postponement. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the record date for such Interest Payment Date.

The principal of and interest on this Note are payable in immediately available funds in such coin or currency of the European Union as at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Corporation in London or such other places that the Corporation shall designate as provided in the Indenture. However, interest may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes. Notwithstanding the preceding sentence, payments of principal of and interest payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in London upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder hereof not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to the Issuing and Paying Agent, at The Bank of New York, 48th Floor, One Canada Square, London, E14 5AL. Any interest not punctually paid or duly provided for shall be payable as provided in such Indenture. “Business Day” means any weekday that (i) is not a legal holiday in New York, New York, Charlotte, North Carolina, or Luxembourg, (ii) is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed and (iii) is a day on which the Trans European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System or any successor system is open for business.

If euro are not available to the Corporation due to circumstances beyond the control of the Corporation (such as the imposition of exchange controls or a disruption in the currency markets), the Corporation is entitled to satisfy its obligations to make the payments in euro by instead making the payments in U.S. dollars on the basis of the exchange rate determined by the exchange rate agent in its sole discretion.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under such Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

BANK OF AMERICA CORPORATION

By:
[SEAL]	Title:	Senior Vice President

ATTEST:

By:
Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: March 23, 2005

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION

4% SENIOR NOTE, DUE 2015

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the “Notes”) issued and to be issued under an Indenture dated January 1, 1995 (herein called the “Indenture”), between the Corporation (successor in interest to NationsBank Corporation) and The Bank of New York, as Trustee (successor in interest to U.S. Bank Trust National Association, successor trustee to BankAmerica National Trust Company, herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated September 18, 1998, a Second Supplemental Indenture dated May 7, 2001 and a Third Supplemental Indenture dated July 28, 2004, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The series of which this Note is a part also is designated as the Corporation’s 4% Senior Notes, due 2015 (herein called the “Notes”), initially in the principal amount of €750,000,000. The amount of Notes of this series may be increased by the Corporation in the future. The Trustee initially shall act as Security Registrar, Authenticating Agent, Transfer Agent, and Issuing and Paying Agent in connection with the Notes.

SECTION 2. No Sinking Fund. This Note is not subject to any sinking fund.

SECTION 3. Redemption and Repayment. Except in those situations in which the Corporation may become obligated to pay additional amounts (as described herein), the Notes of this series are not subject to redemption at the option of the Corporation or repayment at the option of the holder prior to maturity.

SECTION 4. Defeasance. The provisions of Article Fourteen of the Indenture apply to the Securities of this Series.

SECTION 5. Payment of Additional Amounts. Subject to the exemptions and limitations set forth below, the Corporation will pay additional amounts to the beneficial owner of this Note that is a “Non-United States person,” as defined below, in order to ensure that every net payment on such Note will not be less, due to payment of United States withholding tax, than the amount then due and payable. For this purpose, a “net payment” on the Note means a payment by the Corporation or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. These additional amounts will constitute additional interest on the Note.

The Corporation will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the Note:

(a)	having a relationship with the United States as a citizen, resident, or otherwise;

(b)	having had that relationship in the past; or

(c)	being considered as having had such a relationship.

(2) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the Note:

(a)	being treated as present in or engaged in a trade or business in the United States;

(b)	being treated as having been present in or engaged in a trade or business in the United States in the past;

(c)	having or having had a permanent establishment in the United States; or

(d)	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the Note being or having been a:

(a)	personal holding company;

(b)	foreign personal holding company;

(c)	foreign private foundation or other foreign tax-exempt organization;

(d)	passive foreign investment company;

(e)	controlled foreign corporation; or

(f)	corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the Note owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Corporation’s stock entitled to vote.

(5) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the Note being a bank extending credit under a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6) Additional amounts will not be payable to any beneficial owner of the Note that is:

(a)	a fiduciary;

(b)	a partnership;

(c)	a limited liability company;

(d)	another fiscally transparent entity; or

(e)	not the sole beneficial owner of the Note, or any portion of the Note.

However, this exception to the obligation to pay additional amounts only will apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, partner, beneficial owner, or member received directly its beneficial or distributive share of the payment.

(7) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner of the Note or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with these reporting requirements is required as a precondition to exemption from the tax, assessment or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on the Note by the Corporation or any paying agent.

(9) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of the Note for payment more than 30 days after the date on which the payment becomes due or is duly provided for, whichever occurs later.

(11) Additional amounts will not be payable if a payment on the Note is reduced as result of any:

(a)	estate tax;

(b)	inheritance tax;

(c)	gift tax;

(d)	sales tax;

(e)	excise tax;

(f)	transfer tax;

(g)	wealth tax;

(h)	personal property tax; or

(i)	any similar tax, assessment, or other governmental charge.

(12) Additional amounts will not be payable if a payment on the Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on the Note if the payment can be made without withholding by any other paying agent.

(13) Additional amounts will not be payable if a payment on the Note is reduced as a result of any combination of items (1) through (12) above.

A “United States person” means:

(a) any individual who is a citizen or resident of the United States;

(b) any corporation, partnership, or other entity created or organized in or under the laws of the United States;

(c) any estate if the income of that estate falls within the federal income tax jurisdiction of the United States regardless of the source of the income; and

(d) any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

A “Non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

SECTION 6. Redemption for Tax Reasons. The Notes of this series may be redeemed at the option of the Corporation in whole, but not in part, at any time, after giving not less than 30 nor more than 60 calendar days’ notice to the Trustee and the holders of the Notes, if the Corporation has or will become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of those laws or regulations after March 17, 2005.

Prior to the publication of any notice of redemption, the Corporation shall deliver to the Trustee a certificate signed by the Chief Financial Officer or a Senior Vice President of the Corporation stating that the Corporation is entitled to effect such redemption and setting forth a statement of facts showing the conditions precedent to the right to redeem.

Notes so redeemed will be redeemed at 100% of their principal amount together with interest accrued up to, but excluding, the date of redemption.

SECTION 7. Events of Default. If an Event of Default (defined in the Indenture as (a) the Corporation’s default in the payment of the principal of (or premium, if any, on) the Notes; (b) the Corporation’s default in the payment of interest on the Notes within 30 calendar days after the same becomes due; (c) the Corporation’s breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency or liquidation of the Corporation) shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 8. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 9. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

SECTION 10. Authorized Denominations. The Notes are issuable only as registered Notes without coupons in denominations of €50,000 and any integral multiple of €50,000 in excess thereof.

SECTION 11. Registration of Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Corporation relating to the Notes, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge will be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Corporation, the Trustee, the Issuing and Paying Agent, and any agent of the Corporation may treat the person in whose name this Note is registered as the owner hereof for all purposes.

If the Notes are to be issued and outstanding pursuant to a book-entry system, the following paragraph is applicable: The Notes are being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and/or Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) will evidence ownership of the Notes, with transfers of ownership effected on the records of Euroclear and Clearstream, Luxembourg and their participants pursuant to rules and procedures established by Euroclear and Clearstream, Luxembourg and their participants. The Corporation will recognize Euroclear and Clearstream, Luxembourg as the depositories of the Notes, as the owner of the Notes for all purposes, including payment of principal (premium, if any) and interest, notices, and voting.

Transfers of the Notes will be effected through the facilities of Euroclear and Clearstream, Luxembourg, in accordance with the rules and procedures established by those depositories. The Corporation has no responsibility for any aspect of the records kept by Euroclear and Clearstream, Luxembourg or any of their direct or indirect participants. The Corporation does not supervise these systems in any way.

SECTION 12. Authentication Date. The Notes of this series shall be dated the date of their authentication.

SECTION 13. Defined Terms. All terms used in this Note which are not defined herein, but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 14. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—	as tenants in common
TEN ENT—	as tenants by the entireties
JT TEN—	as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT— as Custodian for
(Cust) (Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE, OF ASSIGNEE]

Please Insert Social Security or Other Identifying Number of Assignee:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                           Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.